Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diedrich Coffee, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-111669, 333-66744, 333-74626, 333-52190, 333-61269, 333-50412) on Form S-8 and Form S-3 of Diedrich Coffee, Inc. of our report dated August 20, 2004, with respect to the consolidated balance sheets of Diedrich Coffee, Inc. and subsidiaries as of June 30, 2004 and July 2, 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2004, and the related financial statement schedule, which report appears in the June 30, 2004, annual report on Form 10-K of Diedrich Coffee, Inc.

/s/    KPMG LLP

Costa Mesa, California

October 5, 2004